EXHIBIT 99.1

FACTORY
CARD & PARTY OUTLET
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WE MAKE EVERY OCCASION SPECIAL


Contact:   William E. Freeman
           Chief Executive Officer
           James D. Constantine
           Chief Financial Officer
           (630) 579-2000
                                                       FOR IMMEDIATE RELEASE
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FACTORY CARD OUTLET ANNOUNCES THE FILING OF A PLAN OF REORGANIZATION
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NAPERVILLE, ILLINOIS DECEMBER 21, 2001 - Factory Card Outlet Corp. announced that on December 19, 2001 it had filed a plan of reorganization with the U.S. Bankruptcy Court based on an agreement that it had reached with the Creditors' Committee appointed in its Chapter 11 case. Under the terms of the plan, upon its emergence from Chapter 11, most general unsecured creditors would share receipt of at least 92.5 percent of the common stock of the Reorganized Company and cash distributions of $1.0 million. In addition, creditors would receive $2.6 million three years from emergence, subject to certain prepayment provisions. Subject to approval of the plan by creditors and stockholders, holders of the Company's outstanding stock would receive 2.5 percent of the common stock of the Reorganized Company and warrants to purchase an additional
2.5 percent of the common stock of the Reorganized Company.

Under the terms of the plan certain trade vendors will convert a portion of their post-petition trade payables aggregating $3.13 million to a convertible note and provide favorable trade terms.

"The agreement reflects the confidence the vendor community has in our dedicated associates, who have achieved a dramatic turnaround," said Chairman, Chief Executive Officer and President, William E. Freeman. He added, "We are excited that the Company will be emerging from bankruptcy and be able to focus its full attentions on efforts to build on our accomplishments."

Factory Card Outlet operates 173 company-owned retail stores, in 20 states, offering a vast assortment of party supplies, greeting cards, gift-wrap and other special occasion merchandise at everyday value prices. On March 23, 1999, the company filed a petition for reorganization under Chapter 11 of Title 11 of the United States Code and is currently operating as a debtor in possession.

Certain statements in this news release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance, or achievements of the Company, or industry results, to be materially different from any future results, performance, or achievements express or implied by such forward-looking statements. All forward-looking statements relating to aspects of any plan of reorganization that may be submitted in connection with the Chapter 11 case are dependent upon the proposal of an acceptable reorganization plan and the confirmation of such plan by the Bankruptcy Court.

In general, the results, performance or achievements of the Company and its stores and the value of the Company's common stock are dependent upon a number of factors including, without limitation, the impact of the Chapter 11 case; the ability to meet sales plans; weather and economic conditions; dependence on key personnel; competition; ability to anticipate merchandise trends and consumer demand; ability to maintain relationships with suppliers; successful implementation of information systems; successful handling of merchandise logistics; inventory shrinkage; ability to meet future capital needs; governmental regulations; and other factors both referenced and not referenced in the Company's filings with the Securities and Exchange Commission.










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